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                        EXHIBIT 8:  OPINION OF HOPKINS & SUTTER
                                    RE: TAX MATTERS


                       HOPKINS & SUTTER
      (A Partnership Including Professional Corporations) THREE FIRST NATIONAL PLAZA CHICAGO 60602 (312) 558-6600
              FAX (312) 558-6538  (312) 558-6676
   WASHINGTON, D.C. OFFICE 333 SIXTEENTH STREET, N.W. 20006
      DALLAS OFFICE  1717 MAIN STREET  SUITE 3700 75201


                         January 16, 1995

Ronald E. Dowdy
One Dowdy Plaza
7209 International Drive
Orlando, Florida  32819

     Re: Federal Income Tax Consequences of Acquisition of Dowdy Minnesota 10, Inc. by Frontier Corporation

Dear Mr. Dowdy:

     This letter is to provide you with our opinion as to certain federal income tax consequences of the merger of Rochester Subsidiary Twenty-Seven Inc. ("Subsidiary") with and into Dowdy Minnesota 10, Inc. ("Dowdy"), pursuant to the Agreement with Respect to a Merger of Rochester Subsidiary Twenty-Seven Inc. into Dowdy Minnesota 10, Inc. Under the Name Dowdy Minnesota 10, Inc., dated as of July 6, 1994 (the "Agreement"). Our opinion is based on our understanding of the facts set forth below and as set forth in the Form S-4 Registration Statement (the "Registration Statement") filed by Frontier Corporation ("Frontier") under the Securities Act of 1933 for the issuance of Frontier Common Stock in the Merger, and upon the representations set forth as Exhibits A, B, and C hereto that we assume will be executed and delivered to us at or prior to closing. Capitalized terms not defined in this letter have the meaning given them in the Agreement.

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                           FACTS

Present Operations

       Dowdy is a Florida corporation which was organized on August 17, 1990. Since its formation, Ronald E. Dowdy ("Seller") has owned all the outstanding stock of Dowdy and Dowdy has been a 50% general partner of Minnesota Southern Cellular Company ("MSCC"), a general partnership. MSCC was formed on August 15, 1990, and since then has been engaged in business as an FCC-licensed non-wireline cellular telecommunications service provider in Minnesota RSA #10. Dowdy is an S corporation under the Internal Revenue Code of 1986, as amended (the "Code").

     Since the beginning of the business in 1990, the other 50% partner of MSCC has been MLD Minnesota 10, Inc. ("MLD"), an S corporation all the stock of which has been owned by Mary L. Demetree. There has never been a shareholder, voting, tag-along, buy-sell or other agreement, arrangement or by-law linking the stock of Dowdy and MLD. The structure of having a partnership between S corporations, rather than a single S corporation, was adopted for valid business reasons unrelated to taxes.

     Frontier is a holding company organized as a New York business corporation. Its stock is traded on the New York Stock Exchange. Until January 1, 1995, Frontier (previously known as Rochester Telephone Corporation) was a local service telephone operating company which provided telephone service within New York State, principally in the Rochester market. On January 1, 1995, Frontier dropped its local Rochester exchange company business into a wholly-owned subsidiary, Rochester Telephone Corp., and its lightly regulated retail telecommunications business in Rochester into Frontier Communications of Rochester, Inc. Frontier also has a number of other direct and indirect subsidiaries, both regulated and unregulated, including subsidiaries that provide local exchange services outside the Rochester market as well as telecommunications equipment and services, cellular services, and information processing services in the Rochester market and other markets.

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     Frontier Telecommunications Holding Inc. ("Subsidiary's
Parent" (formerly named Rochester Tel Telecommunications Holding Corporation)) is a Delaware corporation and a wholly-owned subsidiary of Frontier. Subsidiary's Parent owns all the outstanding stock of Subsidiary, a Florida corporation. Subsidiary was recently formed solely for the purpose of effecting the acquisition of Dowdy and has not engaged in any activities unrelated to such purpose.

The Merger

     Pursuant to the Agreement, Subsidiary will merge with and into Dowdy under the Florida General Corporation Law. Dowdy will be the surviving corporation and the separate corporate existence of Subsidiary will cease. The Merger will be effective on the date the Certificate of Merger is filed with the Secretary of State of the State of Florida.

     In the Merger, Seller's Dowdy Common Stock will be automatically converted into and exchanged for shares of Frontier $1.00 par value common stock having normal voting rights. The total number of shares of Frontier Common Stock received will equal the sum of (i) 433,217, plus (ii) the quotient of the dollar amount of Additional Capital Contributions divided by 23. Although the Agreement provides that Frontier will pay cash in lieu of issuing fractional shares, the amount of Additional Capital Contributions will be evenly divisible by 23, so no fractional share will arise. Each outstanding share of Subsidiary Common Stock will be automatically converted into one share of Dowdy Common Stock. As a result of the Merger, Seller will receive solely Frontier Common Stock in exchange for all the Dowdy Common Stock, and Dowdy will become a wholly-owned subsidiary of Subsidiary's Parent.

     Under the Agreement, Frontier is filing the Registration Statement with the Securities and Exchange Commission to register its common stock issued in the Merger under the Securities Act of 1933 and will also comply with state Blue Sky laws, and will cause the stock to be listed on the New York Stock Exchange. Frontier will pay all expenses incurred by Frontier in connection
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with the registration and listing of the Stock, including
registration or filing fees, printing expenses, and its counsel's fees.

     Additionally, under the Agreement, Frontier will pay the expenses for an environmental audit of the properties of Dowdy, and fees of the New York Public Service Commission ("NYPSC") charged in connection with the filing and processing of an application for NYPSC approval of the Merger, along with the cost of filing and processing.

     The Merger is being undertaken for valid business reasons. Seller views the Merger as an attractive opportunity to invest in Frontier stock, which has a history of paying cash dividends. Various factors indicate Dowdy can be a more efficient and effective business competitor as part of a large telecommunications firm, and the Board of Dowdy believes the merger with Frontier--a company of sufficient size to compete--is its best option. Frontier believes that the Merger will benefit its shareholders because the returns from its investment in Dowdy, as a result of operating synergies and Frontier's experience in cellular communications, will exceed the cost of the common stock issued in the Merger.

     In addition, it is assumed that on or prior to closing, Rochester and Seller will execute and deliver to us the representation certificate and letter relating to the Merger which are attached hereto as Exhibits A and B, respectively.


Other Transactions

     Drop-down. Following the Merger, Subsidiary's Parent may transfer all the stock of Dowdy to Frontier Cellular Holding
Inc., a corporation all the stock of which is owned by Subsidiary's Parent.

     Simultaneous acquisition of MLD. Simultaneously with the acquisition of Dowdy, Subsidiary's Parent will also acquire all the stock of MLD in an identical transaction. It is assumed that
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on or prior to closing, Mary L. Demetree will execute and deliver to us the representation letter relating to such acquisition which is attached hereto as Exhibit C.

                      DISCUSSION

     The Merger will be tax-free if it qualifies as a "reorganization" as defined in section 368(a)(1) of the Code.
Section 368(a)(1)(B) defines the term "reorganization" to include "the acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation . . ." In addition to meeting the statutory definition, a transaction will qualify as a tax-free reorganization only if it also satisfies certain judicial and regulatory requirements. Such requirements are that the transaction be undertaken for a valid business purpose, that the former shareholders of the acquired corporation maintain continuity of shareholder interest in the acquiring corporation, and that the business enterprise of the acquired corporation be continued. Treas. Reg. Section 1.368-1. As discussed hereafter, the Merger will meet all requirements for treatment as a reorganization within the meaning of section 368(a)(1)(B).

     Initially, it is well-settled that the merger of a transitory subsidiary, newly formed solely for the purpose of effecting the merger, into a target corporation will be disregarded for federal income tax purposes and the transaction will be treated as a direct acquisition of the shares of the target in exchange for the consideration provided to the target shareholder. Rev. Rul. 90-95, 1990-2 C.B. 67 (merger of transitory subsidiary into target for cash treated as "qualified stock purchase" under section 338); Rev. Rul. 67-448, 1967-2 C.B. 144 (merger of transitory subsidiary into target for voting stock treated as section 368(a)(1)(B) reorganization). In this case, Subsidiary should be viewed as transitory and its existence disregarded. As a result, Subsidiary's Parent will be treated as acquiring all the Dowdy stock in exchange for Frontier voting stock.

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     Control requirement.  As the acquiring corporation,
Subsidiary's Parent must be in "control" of Dowdy immediately after the acquisition. After the acquisition, Subsidiary's
Parent will own all the outstanding shares of Dowdy's only class of outstanding stock, and such ownership will constitute control.
See IRC Section 368(c) ("control" means ownership of stock possessing 80% of the total voting power and of 80% of the shares in each class of nonvoting stock). As discussed further below, under section 368(a)(2)(C) satisfaction of the "control" requirement would not be affected by a subsequent drop-down of the stock of Dowdy. Accordingly, the "control" requirement will be met.

     Solely-for-voting-stock requirement.  The parenthetical in section 368(a)(1)(B) permits the acquisition by Subsidiary's Parent of the Dowdy stock to be made in exchange for voting stock of Frontier, "a corporation which is in control of the acquiring corporation." See also IRC Section 368(c).

     However, the acquisition must be made solely in exchange for Frontier stock. Under the Agreement, Seller's Dowdy Common Stock will be converted solely into Frontier Common Stock, which will be voting stock. Frontier's payment of its stock registration, environmental audit, and NYPSC filing fees will not violate the "solely" requirement as such expenses should be viewed as legitimate transaction costs, and an acquiring corporation's payment of such expenses is not considered disqualifying "boot." See Rev. Rul. 73-54, 1973-1 C.B. 187 (the payment or assumption by the acquiring corporation of the valid reorganization expenses, such as legal and accounting expenses, appraisal fees, administrative costs of the acquired corporation directly related to the reorganization, security underwriting and registration fees and expenses, transfer taxes (not imposed on the target shareholder), and transfer agents' fees and expenses, does not violate the "solely" requirement). The fact that Frontier will register its stock with the SEC does not constitute a payment of disqualifying boot. See Rev. Rul. 67-275, 1967-2 C.B. 142 (costs paid by the acquiring corporation to register stock issued to the target shareholders do not violate the "solely" requirement).

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     Accordingly, Subsidiary's Parent should be considered to
acquire all the outstanding stock of Dowdy solely in exchange for Frontier voting stock.

     Business purpose. The transaction is occurring between unrelated parties based on arm's length negotiations. Frontier is acquiring Dowdy to expand its cellular operations. Seller views the Merger as an attractive opportunity to invest in Frontier stock. Clearly, there is a valid business purposes for the transaction.

     Continuity of shareholder interest. Continuity of shareholder interest requires that the stockholders of the acquired corporation continue as owners of its business through maintaining a substantial continuing stock interest in the combined enterprise. The requirement is satisfied if the shareholders of the acquired corporation receive, and do not at the time of the transaction intend to sell or otherwise dispose of, stock of the acquiring corporation representing more than half the value of the target's stock. Here, it is assumed that Seller and Mary L. Demetree will have both represented on Exhibits B and C that they have no such plan or intention. Accordingly, the continuity of shareholder interest requirement is satisfied.

     Continuity of business enterprise. Continuity of business enterprise is an extension of the continuity of shareholder interest requirement, applied at the corporate level to ensure that the former shareholders of the acquired corporation have a continuing interest in its business. It requires that the acquiring corporation continue the historic business of the acquired corporation, or use a significant portion of the acquired corporation's historic business assets in a business. Treas. Reg. Section 1.368-1(d). Frontier will have represented on Exhibit A that following the Merger, Dowdy will continue as 50% general partner of MSCC, which will continue to operate its cellular business. Thus, continuity of business enterprise will be present.

     Subsequent drop-down. As noted, following the acquisition, Subsidiary's Parent may transfer the Dowdy stock to a subsidiary
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wholly-owned by Subsidiary's Parent.  Section 368(a)(2)(C) states that a transaction that qualifies as a reorganization under
section 368(a)(1)(B) "shall not be disqualified by reason of the fact that part or all of the assets or stock which were acquired in the transaction are transferred to a corporation controlled by the corporation acquiring such assets or stock." This provision clearly permits Subsidiary's Parent to make the contemplated drop-down. See LTR 9104026 (Oct. 30, 1990) (revoked based on a change in circumstances by LTR 9151036 (Sep. 25, 1991)); LTR 8808044 (Nov. 30, 1987); LTR 8934019 (May 24, 1989); 9041086
(July 19, 1990). 1

                          OPINION

     Based on our examination of the Agreement and the Registration Statement, our understanding of the facts as set forth above, the representations to be made to us by Frontier, Seller and Mary L. Demetree in the Exhibits A, B, and C attached hereto, and our reading of the Code, Treasury regulations issued thereunder, caselaw, and administrative authorities, it is our opinion that:

     1. The merger of Subsidiary into Dowdy, resulting in Subsidiary's Parent's acquisition of all the Dowdy Common Stock solely in exchange for Frontier Common Stock, will qualify as a reorganization under section 368(a)(1)(B) of the Code. Frontier, Subsidiary's Parent, and Dowdy each will be a "party to a reorganization" under Code section 368(b).

     2. The transaction will not be disqualified from treatment as a reorganization under Code section 368(a)(1)(B) by reason of the fact that Subsidiary's Parent transfers the Dowdy Common Stock to a corporation controlled by Subsidiary's Parent (Code section 368(a)(2)(C)).

- ------------------------
    1 Under section 6110(j)(3) of the Code, private letter rulings are not binding on the Internal Revenue Service and cannot be cited as precedent. However, their rationale may be authoritative, and the ruling does indicate the National Office's acceptance of the rationale and results of the ruling.
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     3.   Seller will not recognize any gain or loss on the
exchange of his Dowdy Common Stock solely for Frontier Common Stock (Code section 354(a)(1)).

     4. Seller's basis for the Frontier Common Stock received in the exchange will equal the basis of the Dowdy Common Stock surrendered therefor (Code section 358(a)(1)).

     5. Seller's holding period for the Frontier Common Stock received in the exchange will include his holding period for the Dowdy Common Stock surrendered therefor, provided the Dowdy Common Stock is held as a capital asset on the date of the exchange (Code section 1223(1)).

     Our opinion is effective as of the date hereof and will remain effective as of the Effective Date of the Merger provided that (i) the facts set forth above and in the Registration Statement are true, accurate and complete in all material respects as of the Effective Date of the Merger, (ii) Exhibits A, B, and C are executed and delivered to us at or prior to closing and the representations therein are true, accurate and complete in all material respects as of the Effective Date of the Merger,
(iii) the Merger is completed in accordance with the present terms of the Agreement, including all schedules and exhibits attached thereto, and (iv) there are no relevant changes in the Code, Treasury Regulations, or other authorities.

     This opinion is intended solely for the use of and may be relied upon only by Ronald E. Dowdy, and is limited to the matters specifically addressed in the numbered paragraphs above. This opinion is not binding on the Internal Revenue Service.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement for the Merger and to the reference to our firm appearing under the caption "Terms and Conditions of the Proposed Merger -- Certain Federal Income Tax Consequences" in the Proxy\Prospectus forming a part of the Registration Statement; provided, however, that by so consenting we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of
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1933, as amended, or under the rules and regulations of the
Securities and Exchange Commission.

                               Very truly yours,

                               HOPKINS & SUTTER

                               By /s/ George R. Goodman
                                  ----------------------
                                    George R. Goodman

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                                             EXHIBIT A

                                     Exhibit H to Dowdy
                                     Merger Agreement

                       Frontier Corporation
                 Tax Representation Certificate

     As provided in Section 7.9 of the Agreement With Respect to a Merger of Rochester Subsidiary Twenty-Seven Inc. into Dowdy Minnesota 10, Inc. under the Name Dowdy Minnesota 10, Inc., the undersigned, on behalf of Frontier Corporation ("Frontier" (formerly Rochester Telephone Corporation)), Rochester Subsidiary Twenty-Seven Inc. ("Subsidiary"), and Frontier Telecommunications Holding Inc. ("Subsidiary's Parent" (formerly Rochester Tel Telecommunications Holding Corporation)), hereby represents and agrees as follows with respect to the acquisition of Dowdy Minnesota 10, Inc. ("Dowdy") by merger of Subsidiary into Dowdy (the "Merger"):

     1. Frontier owns and at the time of the Merger will own all the outstanding stock and equity of Subsidiary's Parent.

     2. Subsidiary has been formed solely for the purpose of merging into Dowdy, and has not conducted and will not conduct any activity other than those required for the Merger. As a result of the Merger, Subsidiary's Parent will acquire all the outstanding stock of Dowdy.

     3. After the Merger, Subsidiary's Parent may transfer the stock of Dowdy to a corporation all the outstanding stock and equity of which is owned by Subsidiary's Parent, such controlled corporation hereinafter being referred to as "Transferee."

     4. There is no plan or intention for Dowdy to issue additional shares of its stock that would result in Subsidiary's
Parent or Transferee ceasing to own all the outstanding stock and equity of Dowdy.

     5. Subsidiary's Parent has no plan or intention to issue additional shares of its stock that would result in Frontier
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ceasing to own all the outstanding stock and equity of
Subsidiary's Parent.

     6. Transferee has no plan or intention to issue additional shares of its stock that would result in Subsidiary's Parent ceasing to own all the outstanding stock and equity of Transferee.

     7. There is no plan or intention to liquidate Dowdy; to merge Dowdy with or into another corporation; to cause Dowdy to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Dowdy stock acquired in the transaction, except for a transfer of Dowdy stock by Subsidiary's Parent to Transferee.

     8. Frontier has no plan or intention to liquidate Subsidiary's Parent; to merge Subsidiary's Parent with or into another corporation; to cause Subsidiary's Parent to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business and a transfer of Dowdy stock to Transferee; or to sell or otherwise dispose of any of the stock of Subsidiary's Parent.

     9. Subsidiary's Parent has no plan or intention to liquidate Transferee; to merge Transferee with or into another corporation; to cause Transferee to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the stock of Transferee.

     10. Except for fractional share interests, Frontier has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the transaction.

     11.   Frontier, Subsidiary's Parent, Dowdy and Ronald E.
Dowdy ("Seller") will each pay their respective expenses, if any, incurred in connection with the transaction.

     12. At the time of the transaction, Subsidiary's Parent will not have outstanding any warrants, options, convertible
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securities, or any other type of right pursuant to which any person could acquire stock in Subsidiary's Parent that, if exercised or converted, would cause Frontier to cease to own all the outstanding stock and equity of Subsidiary's Parent.

     13. At the time of the transaction, Transferee will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Transferee that, if exercised or converted, would cause Subsidiary's Parent's to cease to own all the outstanding stock and equity of Transferee.

     14. Neither Frontier, Subsidiary's Parent, nor Transferee owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock of Dowdy.

     15. Following the transaction, Dowdy will continue as a 50% general partner in the Minnesota Southern Cellular Telephone
Company, which will continue to conduct its cellular business.

     16. None of Frontier, Subsidiary's Parent or Transferee is an investment company as defined in Section 368(a)(2)(F)(iii) and
(iv) of the Internal Revenue Code.

     17. The payment of cash in lieu of fractional shares of Frontier stock is solely for the purpose of avoiding the expense and inconvenience to Frontier of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Seller instead of issuing fractional shares of Frontier stock will not exceed one percent of the total consideration that will be issued in the Merger to Seller in exchange for her shares of Dowdy stock. Any fractional share interests of Seller will be aggregated, and Seller will not receive cash in an amount equal to or greater than the value of one full share of Frontier stock.

Frontier represents that the foregoing statements are now, and as of the closing of the Merger will be, true, accurate and complete, and acknowledges and agrees that such representations are being relied upon by Seller and his counsel, Hopkins &
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Sutter, in the determination that the acquisition of Dowdy will qualify as a tax-free reorganization as defined in Section
368(a)(1)(B) of the Code.


Date:                       Frontier Corporation
     -------------------
                            By:
                               -----------------------


                            Frontier Telecommunications
                            Holding Inc.

                            By:
                               -----------------------
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                                                   EXHIBIT B

                                      Ronald E. Dowdy
                                      One Dowdy Plaza
                                      7209 International Drive
                                      Orlando, Florida  32819

Hopkins & Sutter
Three First National Plaza
Chicago, IL 60602

  Re: Agreement With Respect to a Merger of Rochester
      Subsidiary Twenty-Seven Inc. into Dowdy Minnesota 10, Inc.
      under the Name Dowdy Minnesota 10, Inc. (the "Agreement")

Gentlemen:

     This letter is being furnished to you in connection with the preparation of your tax opinion to be included as an exhibit to the Form S-4 Registration Statement to be filed by Frontier Corporation ("Frontier") under the Securities Act of 1933 for the issuance of Frontier common stock pursuant to the merger of Rochester Subsidiary Twenty-Seven Inc. ("Subsidiary") with and into Dowdy Minnesota 10, Inc. ("Dowdy"), by which Frontier Telecommunications Holding Inc. ("Subsidiary's Parent"), a wholly-owned subsidiary of Frontier, will acquire all the outstanding stock of Dowdy (the "Transaction"). Capitalized terms used herein have the meaning defined in the Agreement.

     The following facts and representations are being made available to you for use in the preparation of your opinion, and we understand that you will be relying on such facts and representations in delivering your opinion:

     1. The fair market value of the Frontier stock received by Ronald E. Dowdy ("Seller") in the Transaction will be approximately equal to the fair market value of the Dowdy stock surrendered in the Transaction.

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     2.   Seller has no plan or intention to sell, exchange, or
otherwise dispose of a number of shares of Frontier stock received in the Transaction that would reduce his ownership of Frontier stock to a number of shares having a value, as of the date of the Transaction, of less than 50% percent of the value of all the formerly outstanding stock of Dowdy as of the same date.

     3. Dowdy and Seller will pay their respective expenses, if any, incurred in connection with the Transaction.

     4. Dowdy has no plan or intention to issue additional shares of its stock.

     5. At the time of the Transaction, Dowdy will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Dowdy.

     7. Frontier does not own, nor has it owned during the past five years, directly or indirectly, any stock of Dowdy.

     8.   Dowdy is not an investment company as defined in
section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code"). 1

     9. On the date of the Transaction, the fair market value of the assets of Dowdy will exceed the sum of its liabilities


- ---------------------
   1   An "investment company" is defined to mean a regulated
investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are held for investment. Dowdy is not an investment company because its interest in the Minnesota Southern Cellular Telephone Company is an active business rather than a passive investment and because Dowdy has a 50 percent interest in the partnership's income and capital, and in reliance on Prop. Reg. Section 1.368-4, under which Dowdy's ownership of the partnership interest is disregarded and Dowdy is considered to own a ratable share of each partnership asset.
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

plus the liabilities, if any, to which the assets are subject.

     10. No liabilities of Seller will be assumed or paid by Frontier in the Transaction, nor will any shares of Dowdy stock be subject to any liabilities at the time of the Transaction. Seller will not enter into any employment, consulting, non-competition or other agreement pursuant to which Seller could receive any payments or other consideration from Frontier.

     11.   The amount, if any, of Additional Capital
Contributions as defined in Article 5.14 of the Agreement made by Seller to Dowdy will be a multiple of twenty-three (23), i.e., will be evenly divisible by twenty-three (23), so that there will be no payment of cash in lieu of fractional shares in the Transaction.

     Seller represents that the foregoing statements will be true, accurate and complete as of the Effective Date of the Merger. Seller acknowledges and agrees that in rendering your opinion you are relying on the foregoing representations as well as the representations made by Frontier in the Tax Representation Certificate provided pursuant to Section 7.12 of the Agreement, and that your tax opinion will not apply if any of such representations are not true, accurate and complete in all respects.

Date:                         Very truly yours,
     -------------------
                              Dowdy Minnesota 10, Inc.

                              By:
                                 ------------------------

                              Ronald E. Dowdy, as Seller

                              ---------------------------

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                                    EXHIBIT C

                                 Mary L. Demetree
                                 3348 Edgewater Drive
                                 Orlando, Florida  32804

Hopkins & Sutter
Three First National Plaza
Chicago, IL 60602

  Re:  Agreement With Respect to a Merger of Rochester Subsidiary
       Twenty-Six Inc. into MLD Minnesota 10, Inc. under the Name
       MLD Minnesota 10, Inc. (the "Agreement")

Gentlemen:

     This letter is being furnished to you in connection with the preparation of your tax opinion to be included as an exhibit to the Form S-4 Registration Statement to be filed by Frontier Corporation ("Frontier") under the Securities Act of 1933 for the issuance of Frontier common stock pursuant to the merger of Rochester Subsidiary Twenty-Six Inc. ("Subsidiary") with and into MLD Minnesota 10, Inc. ("MLD"), by which Frontier Telecommunications Holding Inc. ("Subsidiary's Parent"), a wholly-owned subsidiary of Frontier, will acquire all the outstanding stock of MLD (the "Transaction"). Capitalized terms used herein have the meaning defined in the Agreement.

     The following facts and representations are being made available to you for use in the preparation of your opinion, and we understand that you will be relying on such facts and representations in delivering your opinion:

     1. The fair market value of the Frontier stock received by Mary L. Demetree ("Seller") in the Transaction will be approximately equal to the fair market value of the MLD stock surrendered in the Transaction.

     2. Seller has no plan or intention to sell, exchange, or otherwise dispose of a number of shares of Frontier stock received in the Transaction that would reduce her ownership of
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Frontier stock to a number of shares having a value, as of the date of the Transaction, of less than 50% percent of the value of all the formerly outstanding stock of MLD as of the same date.

     3. MLD and Seller will pay their respective expenses, if any, incurred in connection with the Transaction.

     4. MLD has no plan or intention to issue additional shares of its stock.

     5. At the time of the Transaction, MLD will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in MLD.

     7. Frontier does not own, nor has it owned during the past five years, directly or indirectly, any stock of MLD.

     8.   MLD is not an investment company as defined in section
368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code"). 1

     9. On the date of the Transaction, the fair market value of the assets of MLD will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.


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   1  An "investment company" is defined to mean a regulated
investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are held for investment. MLD is not an investment company because its interest in the Minnesota Southern Cellular Telephone Company is an active business rather than a passive investment and because MLD has a 50 percent interest in the partnership's income and capital, and in reliance on Prop. Reg. Section 1.368-4, under which MLD's ownership of the partnership interest is disregarded and MLD is considered to own a ratable share of each partnership asset.

     10. No liabilities of Seller will be assumed or paid by Frontier in the Transaction, nor will any shares of MLD stock be subject to any liabilities at the time of the Transaction. Seller will not enter into any employment, consulting, non-competition or other agreement pursuant to which Seller could receive any payments or other consideration from Frontier.

     11.   The amount, if any, of Additional Capital
Contributions as defined in Article 5.14 of the Agreement made by Seller to MLD will be a multiple of twenty-three (23), i.e., will be evenly divisible by twenty-three (23), so that there will be no payment of cash in lieu of fractional shares in the Transaction.

     Seller represents that the foregoing statements will be true, accurate and complete as of the Effective Date of the Merger. Seller acknowledges and agrees that in rendering your opinion you are relying on the foregoing representations as well as the representations made by Frontier in the Tax Representation Certificate provided pursuant to Section 7.12 of the Agreement, and that your tax opinion will not apply if any of such representations are not true, accurate and complete in all respects.

Date:                    Very truly yours,
     ---------------
                         MLD Minnesota 10, Inc.

                         By:
                            -----------------------

                         Mary L. Demetree, as Seller

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